Exhibit 99.1

October 12, 2009

Dear Stockholder:

Enclosed is your portion of the third quarter 2009 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  The board of directors declared a third quarter 2009 distribution of $0.025 per share, payable on October 12, 2009, to stockholders of record at the close of business on September 30, 2009.  This equates to a 1% annualized yield assuming a purchase price of $10.00 per share.  As each distribution is determined quarterly by our board of directors, the annualized yield is not necessarily indicative of future distributions.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

In the third quarter of 2008, our board of directors voted to amend the distribution policy moving from a monthly to a quarterly distribution, effective at the beginning of 2009.  In addition, we may change the level of our distribution payouts going forward, provided we comply with REIT distribution requirements.  Also in 2008, the board of directors voted to suspend our share repurchase program. The combination of the adjustment to our distribution policy and suspension of the share repurchase program were decisions made to assist with our refinancing requirements in 2009 of approximately $1.1 billion in debt.

•                  The suspension of the share repurchase program should allow us to retain approximately $225 million in cash annually for use in our refinancing efforts.   The change in the distribution policy allowed us to retain approximately $50 million in cash for the first half of 2009 when comparing to the distributions paid in the first half of 2008.

•                  In the first half of 2009, we have reduced our outstanding debt by approximately $213 million, strengthening our balance sheet, in large part due to the changes in the distribution policy and suspension of the share repurchase program.

•                  We have successfully refinanced $181 million of our existing debt, reduced outstanding debt by $141 million as a result of asset dispositions, and have $628 million of our outstanding debt under application or under various stages of negotiations.

•                  Our cash flows from operations for the first half of 2009 were $125 million compared to $167 million for the first half of 2008. The decline in cash flows from operations is primarily due to vacancies. In 2009, we have re-leased 14% of our vacancies to national tenants and an additional 60 percent of our vacancies are under letter of intent or in various stages of lease negotiations. The benefits of this leasing activity should be realized in 2010 after the space has been occupied for one full year.

•                  Our board of directors will next consider a quarterly distribution in December 2009 for payment to stockholders in January 2010, based on an estimate of taxable income determined at that time.

We realize that alterations to our distribution impact you. Recognizing that we are not immune to current economic issues, we have adapted our business strategies in order to preserve stockholder capital.  Cash retention, including the adjustment to our distribution rate and suspension of our share repurchase program, provide significant funds to assist in our refinancing and re-leasing efforts. This management team and board of directors remains focused on the long-term success of the company.

Annual Meeting of Stockholders

Our Annual Meeting of Stockholders will be held on October 13, 2009.  We appreciate you taking the time to vote. Please visit our company website at www.inlandwestern.com to view the Annual Meeting of Stockholders presentation.  If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman of the Board

Please read information regarding “Forward-looking statements” on the reverse side of this page.

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “consider,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.